SNR Denton US LLP 101 JFK Parkway Short Hills, NJ 07078 T +1 973 912 7100 F +1 973 912 7199 snrdenton.com

May 8, 2012

ADMA Biologics, Inc. 65 Commerce Way Hackensack, New Jersey 07601

Re: ADMA Biologics, Inc.

Ladies and Gentlemen:

We have acted as counsel to ADMA Biologics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) (such registration statement, as it may be amended, the “Registration Statement”), covering the resale of an aggregate of up to 1,969,026 shares (the “Registered Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of (i) up to 1,881,161 shares of Common Stock that were previously issued (the “Issued Shares”) and (ii) up to 87,865 shares of Common Stock issuable upon exercise of the warrants (the “Warrant Shares”).  The Registered Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

 We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

 In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following:

 (a)           the Registration Statement;

 (b)           the Amended and Restated Certificate of Incorporation of the Company, as amended;

 (c)           the By-Laws of the Company, as amended;

 (d)           corporate proceedings of the Company relating to the issuance of the Registered Shares; and

ADMA Biologics, Inc.
May 8, 2012

(e)           such other instruments and documents as we have deemed relevant or necessary in connection with our opinions set forth herein.

 In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

 Based on and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

 1.   The Issued Shares have been legally issued and are fully paid and non-assessable.

2.   The Warrant Shares when issued and paid for in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware (including the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same, but excluding local laws) and the federal laws of the United States of America.

 We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We do not, by giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

 /s/ SNR Denton US LLP

 SNR Denton US LLP